Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

May 5, 2009

UFP Technologies Reports Q1 Results

Georgetown, Mass., May 5, 2009.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $345,000 or $0.06 per diluted share outstanding for its first quarter ended March 31, 2009, compared to 2008 first quarter net income of $1.1 million or $0.19 per diluted share outstanding.  Sales for the quarter were $21.6 million, 22.9% lower than 2008 first quarter sales of $28.0 million.

“The year got off to a slow start as many customers, particularly those in the automotive market, scaled back demand,” said R. Jeffrey Bailly, Chairman, CEO, and President. “However, with our diverse customer base, strong balance sheet, and scalable business model, I believe we can not only weather the economic downturn, but can also take advantage of strategic opportunities to invest in acquisitions, equipment, and new programs that will benefit us in the long-term.”

“A prime example is our March acquisition of certain assets of Foamade Industries, Inc.,” Bailly continued.  “This acquisition brought us an estimated $4 million book of business, specialized equipment, and key personnel, and has already been accretive to earnings. This business complements our existing Grand Rapids, Michigan, operation very well, and once again demonstrates our ability to quickly act upon and integrate acquisitions while minimizing disruption to customers.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its product development activity and acquisition and integration of selected assets of Foamade Industries, Inc., the Company’s growth potential and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including selected assets of Foamade Industries, Inc., as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Three Months Ended
	(unaudited)
	31-Mar-09	31-Mar-08

Net sales	$21,608	$28,008
Cost of sales	16,665	21,120
Gross profit	4,943	6,888
SG&A	4,311	4,922
Operating income	632	1,966
Interest expense, other income & expenses	77	98
Income before income taxes	555	1,868
Income taxes	194	704
Net income from consolidated operations	$361	$1,164
Net income attributable to noncontrolling interests	(16)	(16)
Net income attributable to UFP Technologies, Inc.	$345	$1,148
Weighted average shares outstanding	5,713	5,450
Weighted average diluted shares outstanding	6,153	6,091
Per Share Data
Net income per share outstanding	$0.06	$0.21
Net income per diluted share outstanding	$0.06	$0.19

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-09	31-Dec-08
	(unaudited)
Assets:
Current assets	$30,271	$29,642
Net property, plant, and equipment	11,779	11,754
Other assets	7,557	7,327
Total assets	$49,607	$48,723
Liabilities and equity:
Current liabilities	$7,807	$10,953
Long-term debt	7,930	4,852
Other liabilities	1,178	1,027
Total liabilities	$16,915	$16,832
Total equity	32,692	31,891
Total liabilities and equity	$49,607	$48,723